Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,” “Independent Auditors” and “Financial Statements”, in Post-Effective Amendment No. 33 under the Securities Act of 1933 and Amendment No. 37 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 333-61366 and No. 811-10385) and related Prospectus of Pacific Funds and to the incorporation by reference therein of our report dated May 14, 2004, with respect to the financial statements as of March 31, 2004 and for the periods indicated therein, filed with the Securities and Exchange Commission.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
June 24, 2004